2019 Outlook - Summary 1 Exhibit 99.3 ($ in thousands, except share and per share data) Prior Guidance Current Guidance 2 Low High Low High Net income 3 $ 74,600 $ 86,700 $ 102,500 $ 106,300 Noncontrolling interests 900 1,000 500 500 Depreciation and amortization 258,200 259,100 259,000 259,000 Funds from operations ("FFO") $ 333,700 $ 346,800 $ 362,000 $ 365,800 Elimination of operations from on-campus participating properties (14,100) (13,700) (14,400) (14,000) Contribution from on-campus participating properties 5,500 6,100 4,800 5,400 Elimination of gain from extinguishment of debt 3 — — (21,000) (21,000) Elimination of FFO from property in receivership 3 — — 1,900 1,900 Transaction costs 4 800 800 600 600 Funds from operations - modified ("FFOM") $ 325,900 $ 340,000 $ 333,900 $ 338,700 Net income per share - diluted $ 0.54 $ 0.62 $ 0.74 $ 0.77 FFO per share - diluted $ 2.40 $ 2.50 $ 2.61 $ 2.63 FFOM per share - diluted $ 2.35 $ 2.45 $ 2.40 $ 2.44 Weighted-average common shares outstanding - diluted 138,866,100 138,866,100 138,866,100 138,866,100 1. Refer to Item 7 in the company's Form 10-K for the year ended December 31, 2018 for a detailed definition of FFO and FFOM. The company believes that the financial results for the fiscal year ended December 31, 2019 may be affected by, among other factors: • national and regional economic trends and events; • interest rate risk; • university enrollment, funding and policy trends; • the timing of acquisitions, dispositions or joint venture activity; • the timing of commencement of construction on owned development projects; • the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects; • the ability of the company to earn third-party management revenues; • the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense; • the ability of the company to integrate and stabilize acquired and/or developed properties; • the outcome of legal proceedings arising in the normal course of business; and • the finalization of property tax rates and assessed values in certain jurisdictions. 2. Refer to Exhibit 99.4 for details on changes in assumptions used to determine the revised guidance range. 3. In July 2019, an owned property was transferred to the lender in settlement of the property's $27.4 million mortgage loan. The gain resulting from the transfer as well as the operating results of the property during the receivership period have been eliminated when calculating FFOM in order to more accurately present the company's anticipated operating results for 2019. 4. Represents transaction costs related to the closing of two presale development properties.